UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

AURORA INNOVATION, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AURORA INNOVATION, INC.
1654 Smallman Street
Pittsburgh, Pennsylvania 15222

SUPPLEMENT TO PROXY STATEMENT FOR THE
2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 22, 2025

This proxy statement supplement, dated May 8, 2025, or this Supplement, supplements the definitive proxy statement, which we refer to as the Proxy Statement, of the Board of Directors, or the Board, of Aurora Innovation, Inc., or the Company, filed with the Securities and Exchange Commission, or the SEC, on April 4, 2025 and relating to the 2025 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, May 22, 2025 at 1:00 p.m. Eastern Time virtually via live audio webcast.

Resignation from the Board by Sterling Anderson

On May 6, 2025, Sterling Anderson, Chief Product Officer and a member of the Board, notified the Company of his decision to resign from his position as Chief Product Officer of the Company and its subsidiaries, effective June 1, 2025, and from the Board, effective August 31, 2025 (the “Resignation Date”).

Mr. Anderson is a nominee for re-election as a member of the Board at the Annual Meeting. Mr. Anderson is still standing for re-election, and the Board continues to recommend Mr. Anderson for re-election as a member of the Board at the Annual Meeting through his Resignation Date.

Mr. Anderson’s resignation from the Board did not result from any disagreement with the Company concerning any matter relating to its operations, policies, or practices. The Company and the entire Board are deeply grateful for Mr. Anderson’s service and his immense contributions to the Company over the years in his role as founder, Chief Product Officer and a member of the Board.

Additional Information

Stockholders who have already submitted proxies for the Annual Meeting may revoke them, or if they wish to change their vote they may do so by (i) entering a new vote by internet or telephone, (ii) completing and returning a later-dated proxy card, which must be received prior to the Annual Meeting, (iii) delivering a written notice of revocation to Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, Attention: Legal Department, which must be received prior to the Annual Meeting, or (iv) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy. Proxies which have already been submitted, and which are not subsequently revoked or changed as described above, will be voted at the Annual Meeting as indicated. Detailed information regarding voting procedures can be found in the Proxy Statement.

Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. The Proxy Statement and this Supplement have been filed with the SEC and are posted on our website at ir.aurora.tech. You may also obtain a copy of our annual report, free of charge, by sending a written request to Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, Attention: Investor Relations.